Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Hillenbrand, Inc. of our report dated November 13, 2019, except for the effects of assets and liabilities that have been reclassified to held for sale discussed in Note 4 to the consolidated financial statements, as to which the date is November 12, 2020, relating to the financial statements and financial statement schedule, which appears in Hillenbrand's Annual Report on Form 10-K for the year ended September 30, 2020.

/s/ PricewaterhouseCoopers LLP
Cincinnati, Ohio
February 11, 2021